UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of Earliest Event Reported)
February 13, 2009
General Growth Properties, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11656	42-1283895

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)
110 N. Wacker Drive, Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)
(312) 960-5000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On February 13, 2009, General Growth Properties, Inc. (the “Company”) and certain of its subsidiaries, including Oakwood Shopping Center Limited Partnership (collectively with the Company, the “Company Parties”), Citicorp North America, Inc., as a lender and as administrative agent for the other lenders party thereto, and certain additional lenders (collectively, the “Lenders”), entered into a First Amendment to Loan Agreement (the “Amendment”) which amended the Loan Agreement dated as of January 30, 2006 by and among the Company Parties and the Lenders for the mortgage loan secured by the Company’s Oakwood Shopping Center located in Gretna Louisiana (the “Loan”). Pursuant and subject to the terms of the Amendment, the maturity date of the Loan was extended to March 16, 2009. The Loan’s original maturity date of February 9, 2009 had previously been extended pursuant to agreements between the Company Parties and the Lenders.
The Company is currently in default under certain of its loans. As previously announced, the Company has entered into forbearance agreements with certain of its lenders pursuant to which such lenders have agreed to forbear from exercising certain of their default related rights and remedies under such loans. However, the forbearance agreements related to mortgage loans secured by the Company’s Fashion Show and Palazzo shopping centers located in Las Vegas, Nevada expired on February 12, 2009. The expiration of these forbearance agreements permitted the lenders under the Company’s 2006 Credit Facility and 2008 secured portfolio facility to terminate the previously announced forbearance agreements related to these loan facilities. However, the Company has not received notice of any such termination, as required by the terms of such forbearance agreements. In addition, the Company has also been unable to enter into or extend forbearance or similar agreements for its other mature secured mortgage loans, and there can be no assurance that it will be able to do so. The Company continues to work with its lenders with respect to loans under which it is in default or may be in default in the near future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.
By:	/s/ Thomas H. Nolan, Jr.
Thomas H. Nolan, Jr.
Interim President

Date: February 20, 2009